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                                                                    Exhibit 99.1



                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


                  Pharmacia Sets Distribution and Record Dates
                   for Spin Off of Shares in Monsanto Company


Peapack, N.J. (July 18, 2002) - Pharmacia Corporation (NYSE: PHA) today announced that its Board of Directors has declared a special stock dividend of all remaining shares of common stock held by the Company in its agricultural subsidiary, Monsanto Company (NYSE: MON).

         The dividend will be distributed on August 13, 2002 to Pharmacia shareholders of record at the close of business on July 29, 2002. The dividend generally will be tax-free to Pharmacia shareholders for U.S. federal tax purposes. The distribution of Monsanto shares will mark the completion of Pharmacia's spin off of Monsanto Company.

         "The distribution of our shares in Monsanto completes the commitment we made to our shareholders to fully unlock the value of our respective pharmaceutical and agricultural businesses," said Fred Hassan, Chairman and Chief Executive Officer of Pharmacia.

         An information statement will be mailed to Pharmacia shareholders of record following the July 29, 2002 record date. The statement will include the final ratio of Monsanto shares to be distributed for each Pharmacia share outstanding, as well as information on how to calculate the share cost basis.

         Additional information concerning the special stock dividend can also be obtained on our website at http://www.pharmacia.com.


         Pharmacia Corporation (NYSE: PHA) is a top-tier global pharmaceutical company with a leading agricultural subsidiary. Pharmacia's innovative medicines and other products save lives and enhance health and wellness. Pharmacia's 59,000 people work together with many diverse stakeholders to bring these benefits to people around the world, and to create new health solutions for the future. On July 15, 2002, Pharmacia and Pfizer Inc. (NYSE: PFE) announced the signing of a definitive agreement providing for Pfizer to acquire Pharmacia in a stock-for-stock transaction that is expected to close by the end of 2002.

         This press release contains forward-looking or anticipatory statements about the Company's business and financial performance plans which are based on the information currently available and the expectations currently deemed reasonable by the Company.



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However, because these forward-looking statements are subject to many risks, uncertainties and changes over time, including those referenced in the Company's filings with the U.S. Securities and Exchange Commission, actual results may differ materially from those expressed or implied by these forward-looking statements. The Company undertakes no obligation to update any forward-looking statements as a result of new information or future developments.



Media Contact:                                            Analyst Contact:
-------------                                             ---------------
Paul Fitzhenry                                            Linda C. Heller
Tel. (908) 901-8770                                       Tel. (908) 901-8853

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